Exhibit 99.1

News Release

Owens Corning Announces Increases in the Prices Offered in its Previously Announced Cash Tender Offers for up to $350 Million Aggregate Principal Amount of Certain of its Outstanding Notes

TOLEDO, Ohio – October 19, 2012 – Owens Corning (NYSE: OC) today announced that it is amending the terms of its offers to purchase for cash up to $250 million aggregate principal amount of its 6.500% Senior Notes due 2016 (the “2016 Notes”) and up to $100 million aggregate principal amount of its 9.000% Senior Notes due 2019 (the “2019 Notes” and together with the 2016 Notes, the “Outstanding Notes”).

Owens Corning is increasing the price that it is offering for the Outstanding Notes by changing the Fixed Spread used to calculate the applicable consideration from, in the case of the 2016 Notes, 190 bps to 120 bps and, in the case of the 2019 Notes, 245 bps to 180 bps.

Except for the amendment described above, the Tender Offers are described in the Offers to Purchase For Cash, dated October 17, 2012 (the “Offer to Purchase”), which sets forth a complete description of the terms and conditions of the Tender Offers, and the related Letter of Transmittal (the “Letter of Transmittal”). Holders of Outstanding Notes are urged to read this release, the Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the Tender Offers. Except as described in this release, all other terms and conditions of the Tender Offers will remain as described in the Offer to Purchase and the Letter of Transmittal.

If Owens Corning purchases the entire $350 million aggregate principal amount of the Outstanding Notes in the Tender Offers, it anticipates that it will incur a “loss from debt extinguishment” resulting in a charge of approximately $75 million in the fourth quarter of 2012.

The following table summarizes the amended pricing terms for the determination of the consideration to be received by the holders of each series of Outstanding Notes in the Tender Offers:

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Series Cap	Reference Treasury Security	Bloomberg Reference Page	New Fixed Spread (bps)	New Hypothetical Total Tender Offer Consideration (1)(2)	Early Tender Premium (2)
690742AA9	6.500% Senior Notes due 2016	$650,000,000	$250,000,000	0.625% due September 30, 2017	PX1	+120	$1,176.10	$30.00
690742AC5	9.000% Senior Notes due 2019	$350,000,000	$100,000,000	1.625% due August 15, 2022	PX1	+180	$1,313.10	$30.00

(1)	Includes the Early Tender Premium per $1,000 principal amount of Notes (the “Early Tender Premium”) as set forth in this table and is based on the reference yield of the Reference Treasury Security (as set forth above) as of the close of business on October 18, 2012 and an expected Early Settlement Date (as defined in the Offer to Purchase) of October 31, 2012.
(2)	Per $1,000 principal amount of Outstanding Notes tendered and validly accepted.

The Tender Offers will expire at midnight, New York City time, at the end of November 14, 2012 unless extended or earlier terminated with respect to either or both series of Outstanding Notes (the “Expiration Date”).

Holders who properly tender and do not withdraw their Outstanding Notes on or prior to 5 p.m., New York City time, on October 30, 2012, unless extended or earlier terminated (the “Early Tender Date”), will be eligible to receive the applicable Total Tender Offer Consideration (as defined in the Offer to Purchase as amended and set forth above), which includes the applicable Early Tender Premium as set forth in the table above. The applicable Total Consideration for each $1,000 principal amount of Outstanding Notes validly tendered and accepted for purchase will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread over the bid-side yield of the applicable reference security, calculated as of 2 p.m., New York City time, on October 30, 2012. Holders of Outstanding Notes who validly tender and do not withdraw their Outstanding Notes after the Early Tender Date and at or before the Expiration Date will be eligible to receive only the applicable Late Tender Offer Consideration, which is equal to the applicable Total Tender Offer Consideration minus the applicable Early Tender Premium.

The amount of each series of Outstanding Notes purchased in the Tender Offers will be determined in accordance with the applicable Series Cap set forth in the table above, and as described in the Offer to Purchase and related Letter of Transmittal.

Holders may withdraw their tenders at any time before 5 p.m., New York City time on October 30, 2012, unless extended.

For Outstanding Notes tendered on or prior to the Early Tender Date, not subsequently validly withdrawn, and accepted for payment, Owens Corning has the option for settlement to occur on the Early Settlement Date (as defined in the Offer to Purchase), which is expected to be the first business day following the Early Tender Date. Settlement for Outstanding Notes tendered after the Early Tender Date, but at or prior to the Expiration Date, is expected to occur on the first business day following the Expiration Date, unless extended.

In addition, all Outstanding Notes accepted for payment will be entitled to receipt of accrued and unpaid interest in respect of such Outstanding Notes from the last interest payment date to, but excluding, the applicable settlement date.

Consummation of the Tender Offers, and payment for the tendered Outstanding Notes, is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the condition that Owens Corning has completed the previously announced offering of 4.200% Senior Notes due 2022, as well as other customary conditions. Subject to applicable law, Owens Corning has reserved the absolute right, in its sole discretion, to at any time (i) waive any and all conditions to either or both of the Tender Offers, (ii) extend, terminate or withdraw either or both of the Tender Offers or (iii) otherwise amend either or both of the Tender Offers in any respect.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as dealer managers for the Tender Offers. The tender and information agent for the Tender Offers is D.F. King & Co., Inc.

Requests for documentation for the Tender Offers should be directed to D.F. King & Co., Inc. at (800) 290-6426 (U.S. toll-free) or (212) 269-5550 (banks and brokers). Questions regarding the Tender Offers should be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 292-0070 (U.S. toll-free) or (646) 855-3401 (collect) and Wells Fargo Securities, LLC at (866) 309-6316 (U.S. toll-free) or (704) 715-8341 (collect).

This news release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Tender Offers are made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In any jurisdiction in which the securities or “blue sky” laws require offers to be made by a licensed broker or dealer, any offer will be deemed to be made on behalf of Owens Corning by a dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. None of Owens Corning, the dealer managers or the tender and information agent makes any recommendations as to whether holders should tender their Outstanding Notes pursuant to the Tender Offers.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune® 500 Company for 58 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Celebrating its 75th anniversary in 2013, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $5.3 billion in 2011 and about 15,000 employees in 28 countries on five continents. Additional information is available at: www.owenscorning.com.

This news release contains forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to expansion of our production capacity; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carry-forwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date October 19, 2012, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

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